EXHIBIT 15.3

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District, Guangzhou 510370

People’s Republic of China

18 April 2019

Dear Sirs

Re:  Vipshop Holdings Limited

We consent to the reference to our firm under the heading “Item 10.E. Additional Information — Taxation” on Form 20-F for the year ended 31 December 2018, which will be filed with the Securities and Exchange Commission in the month of April 2019, and further consent to the incorporation by reference of the summary of our opinion that appear in the annual report on Form 20-F into the registration statements of Vipshop Holdings Limited (File No. 333-181559, File No. 333-199515 and File No. 333-222218) on Form S-8.

Yours faithfully

/s/ TRAVERS THORP ALBERGA
TRAVERS THORP ALBERGA